EXHIBIT 99.3

Updated 2004 Financial Guidance

Table presented in millions, except per share data

	Q3	Q4	Full Year 2004		Full Year 2004
	(excluding ViPS)	(excluding ViPS)	(excluding ViPS)	ViPS (2)	(including ViPS)
Revenues	$290 - $295	$300 - $305	$1,145 - $1,155	$22 - $24	$1,167 - $1,179

Income before taxes, non-cash and other items	$34 - $35	$40 - $43	$132 - $136	$5	$137 - $141
Depreciation and amortization	14	14	54	4	58
Non-cash content and stock compensation	6	6	28	—	28
Legal expense (1)	—	—	4	—	4
Income tax provision	2	2	5	—	5

Net income	$12 - $13	$18 - $21	$41 - $45	$1	$42 - $46

Earnings per share:
Income before taxes, non-cash and other items	$0.10	$0.12 - $0.13	$0.39 - $0.40	$0.02	$0.41 - $0.42

Net income	$0.04	$0.05 - $0.06	$0.12 - $0.13	—	$0.12 - $0.13

(1)	Legal expense reflects actual results for the six months ended June 30, 2004; no guidance has been provided for Q3 or Q4

(2)	Reflects the operating results of ViPS since the date of acquisition; estimated to be mid-August

*          *          *

Segment Information (excluding ViPS):

•	Envoy – expected to represent approximately 57% of consolidated revenues for the balance of the year; with operating margins of approximately 16% in Q3 and 18% in Q4.

•	Practice Services — expected to represent approximately 26% of consolidated revenues for the balance of the year; with operating margins that are anticipated to improve to 6% in Q3 and 8% in Q4.

•	Health — expected to represent approximately 13% of consolidated revenues for the balance of the year; with operating margins increasing to the high 20% range.

•	Porex — expected to represent approximately 7% of consolidated revenues for the balance of the year; with operating margins of approximately 25-30%.

•	Inter-segment eliminations should be approximately 3% of net revenues for the balance of the year.

•	Corporate expenses should be approximately 5% of net revenues for the balance of the year.